Exhibit 2(k)(4)

MANAGEMENT FEE WAIVER AGREEMENT

Calamos-Avenue Opportunities Fund

2020 Calamos Court

Naperville, Illinois 60563

January [ ], 2022

Calamos Avenue Management, LLC

2020 Calamos Court

Naperville, Illinois 60563

Dear Ladies and Gentlemen:

This letter (the “Agreement”) will confirm the agreement between Calamos-Avenue Opportunities Fund (the “Fund”) and Calamos Avenue Management, LLC (“CAM”), as follows:

1.	The Fund is a closed-end management investment company that continuously offers its shares and is operated as an “interval fund” pursuant to Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.	Pursuant to an Investment Advisory Agreement dated July 27, 2021, as amended and restated on January 11, 2022, between the Fund and CAM (the “Investment Advisory Agreement”), the Fund has retained CAM to provide the Fund with investment advisory and certain other services. Pursuant to the Investment Advisory Agreement, the Fund has agreed to pay to CAM a management fee at an annual rate of 1.85% of the month-end value of the Fund’s “managed assets” (the “Management Fee”). Managed assets are defined under the Investment Advisory Agreement as the total assets of the Fund (including any assets attributable to any leverage that may be outstanding) minus the sum of liabilities (other than debt representing financial leverage).

3.	Pursuant to this Agreement, CAM agrees to waive the Management Fee it is entitled to receive from the Fund pursuant to the Investment Advisory Agreement to the extent necessary to limit its Management Fee to 0.40% of the month-end value of the Fund’s managed assets for the one-year period following the date as of which the Fund’s registration statement on Form N-2 is initially declared effective.

4.	CAM may not seek reimbursement from the Fund with respect to the Management Fee waived pursuant to this Agreement.

5.	This Agreement shall become effective on [ ], 2022 and continue through [ ], 2023, at which time this Agreement shall terminate unless otherwise agreed to in writing by the parties. In addition, this Agreement shall terminate upon termination of the Investment Advisory Agreement.

6.	Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

7.	Any question of interpretation of any term or provision of this Agreement, including but not limited to the Management Fee, the computations of managed assets, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Advisory Agreement or the 1940 Act.

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8.	If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

9.	It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Fund’s Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but shall bind only the trust property of the Fund. This Agreement has been signed and delivered by an officer of the Fund, acting as such, and the execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund, as provided in the Fund’s Declaration of Trust, as amended from time to time.

10.	This Agreement constitutes the entire agreement between the Fund and CAM with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Fund and CAM.

[The remainder of the page has been intentionally left blank. The signature page follows.]

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If the foregoing correctly sets forth the agreement between the Fund and CAM, please so indicate by signing and returning to the Fund the enclosed copy hereof.

Very truly yours,

Calamos-Avenue Opportunities Fund

By:
Name:
Title:

ACCEPTED:

CALAMOS AVENUE MANAGEMENT, LLC

By:
Name:
Title:

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